UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2016

WCF Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Iowa	333-210056	81-2510023
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

401 Fair Meadow Drive, Webster City, Iowa		50595
(Address of Principal Executive Offices)		(Zip Code)

(515) 832-3071

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On May 13, 2016, WCF Bancorp, Inc., an Iowa corporation (the “Company”), Webster City Federal Bancorp, a federal corporation, WCF Financial, M.H.C. (the “MHC”) and WCF Financial Bank entered into an Agency Agreement with Keefe, Bruyette & Woods, Inc. (“KBW”), who will assist in the marketing of the Company’s common stock during its stock offering.

For its services in the subscription and community offerings, KBW will receive a success fee of $225,000 for the shares of common stock sold in the subscription and community offerings.

In the event a syndicated offering is conducted, the Company will pay fees of 6.0% of the aggregate purchase price of all shares of common stock sold in the syndicated offering to KBW and any other broker-dealers included in the syndicated offering.

The shares of common stock are being offered pursuant to a Registration Statement on Form S-1 (Registration No. 333-210056) filed by the Company under the Securities Act of 1933, as amended, and a related prospectus dated May 13, 2016.

The foregoing description of the terms of the Agency Agreement is qualified in its entirety by reference to the Agency Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein.

Item 8.01 Other Events

The Company’s Registration Statement on Form S-1 (Registration No. 333-210056) was declared effective by the Securities and Exchange Commission on May 13, 2016. As a result, the Company is commencing its stock offering in connection with the MHC’s previously announced plans to become a fully public company. Offering materials are expected to be mailed on or before May 20, 2016 to members and certain former depositors eligible to purchase shares in the subscription offering, and proxy solicitation materials will be mailed to stockholders. Shares of common stock not sold in the subscription offering may be available in a community offering to the general public, including stockholders of Webster City Federal Bancorp. The subscription offering is expected to expire at 1:00 p.m., Central Time, on June 14, 2016.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

1.1	Agency Agreement dated May 13, 2016, by and among the Company, Webster City Federal Bancorp, the MHC and WCF Financial Bank and KBW

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WCF BANCORP, INC.

DATE: May 19, 2016	By:	/s/ Stephen L. Mourlam
Stephen L. Mourlam
President and Chief Executive Officer